Exhibit 4.14

AGENUS INC.

2015 INDUCEMENT EQUITY PLAN

1. Purpose and Eligibility

The name of this plan is the Agenus Inc. 2015 Inducement Equity Plan (the “Plan”). The purpose of the Plan is to enable Agenus Inc., a Delaware corporation (the “Company”), to grant stock options and other equity interests in the Company (each an “Award”) to induce prospective officers and employees who are not currently employed by the Company to accept employment and provide them with a proprietary interest in the Company. The Company intends that the Plan be reserved for persons to whom the Company may issue securities without stockholder approval as an inducement pursuant to Listing Rule 5635(c)(4) of the corporate governance rules of the NASDAQ Stock Market. Only those officers and employees to whom the Company may issue securities without stockholder approval in accordance with Rule 5635(c)(4) of the corporate governance rules of the NASDAQ Stock Market as are selected by the Committee (as defined below) in its sole discretion are eligible to receive Awards under the Plan. Any person to whom an Award has been granted under the Plan is called a “Participant.” Additional definitions are contained in Section 8.

2. Administration

The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee, in its sole discretion, shall have the authority to grant and amend Awards, to adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan and any Award. All decisions by the Committee shall be final and binding on all interested persons. Neither the Company nor any member of the Committee shall be liable for any action or determination relating to the Plan or any Award.

3. Stock Available for Awards

a. Number of Shares. Subject to adjustment under Section 3(b), the aggregate number of shares of Common Stock of the Company (the “Common Stock”) that may be issued pursuant to the Plan is 1,500,000 shares. If any Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. If shares of Common Stock issued pursuant to the Plan are repurchased by, or are surrendered or forfeited to, the Company at no more than the original purchase price thereof, such shares of Common Stock shall again be available for the grant of Awards under the Plan. The Committee may adopt such share counting rules as it deems appropriate, provided that such rules are not inconsistent with the Plan.

b. Adjustment to Common Stock. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, (i) the number and class of securities available for Awards under the Plan, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Option, (iii) the repurchase price per security subject to repurchase, and (iv) the terms of each other outstanding Award shall be adjusted by the Company (or substituted Awards may be made) in the manner determined by the Board or the Committee to avoid an unfair result. If Section 7(e)(i) applies for any event, this Section 3(b) shall not be applicable.

4. Stock Options

a. General. The Committee may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option and the Common Stock issued upon the exercise of each Option, including vesting provisions, repurchase provisions and restrictions relating to applicable federal or state securities laws, as it considers advisable. All Options granted under the Plan shall be non-qualified stock options.

b. Exercise Price. The Committee shall establish the exercise price (or determine the method by which the exercise price shall be determined) and specify such exercise price in the applicable option agreement The exercise price of each Option shall be not less than 100% of the Fair Market Value (as defined below) on the date the Option is granted.

c. Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable option agreement, provided, however, that no Option will be granted for a term in excess of 10 years.

d. Exercise of Option. Options may be exercised only by delivery to the Company of a written notice of exercise signed by the proper person, or any other form of notice approved by the Board, together with payment in full as specified in Section 4(e) for the number of shares for which the Option is exercised.

e. Payment Upon Exercise. No shares shall be delivered pursuant to any exercise of an Option until the Company receives payment in full of the option exercise price in the manner provided in the applicable option agreement. Methods of payment may include any of the following or any combination thereof or any other form of lawful consideration: (i) cash, check or wire transfer of funds; (ii) shares of Common Stock owned by the Participant valued at fair market value (as determined by the Board or as determined pursuant to the applicable option agreement); (iii) so-called “cashless exercise” or “net issuance”; and (iv) arrangements with a broker or other financial institution for the prompt payment of the exercise price to the Company.

f. Prohibition of Repricing. The Committee is prohibited from amending any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option without stockholder approval.

h. No Reload Rights. No Option granted under the Plan shall contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.

5. Stock Awards

a. Grants. The Committee may grant Awards entitling recipients to acquire shares of Common Stock for any lawful consideration (a “Stock Award”). The Committee may, but need not, provide that such Stock Award shall be subject to forfeiture to the Company in the event that conditions specified by the Committee in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (a “Restricted Stock Award”).

b. Terms and Conditions. The Committee shall determine the terms and conditions of any such Stock Award. In the case of a Restricted Stock Award, any stock certificates issued in respect thereof shall be registered in the name of the Participant and, unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

6. Other Stock-Based Awards

The Committee shall have the right to grant other Awards based upon or with reference to the Common Stock or the trading price thereof and having such terms and conditions as the Committee may determine, including, without limitation, the grant or sale of shares of stock based upon certain conditions, the grant of securities convertible into Common Stock and the grant of stock appreciation rights, phantom stock awards or stock units, which may be settled in cash or stock.

7. General Provisions Applicable to Awards

a. Transferability of Awards. Except as the Committee may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

b. Documentation. Each Award shall be evidenced by an instrument in such form as the Committee shall determine or as executed by an officer of the Company pursuant to authority delegated by the Committee. Each Award may contain terms and conditions in addition to those set forth in the Plan, provided that such terms and conditions do not contravene the provisions of the Plan. If a person to whom an Award has been granted fails to execute and deliver to the Company within the time specified by the Company the form of Award instrument specified by the Company, such Award shall be voidable by the Company at its election, with or without notice to such person.

c. Committee Discretion. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly.

d. Termination of Status. The Committee shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

e. Acquisition of the Company.

(i) Consequences of an Acquisition. In connection with an Acquisition (as defined below), the Board, the Committee or the board of directors of the surviving or acquiring entity (as used in this Section 7(e)(i), also the “Board”) shall as to outstanding Awards (on the same basis or on different bases as the Board shall specify) make appropriate provision for the continuation of such Awards by the Company or the assumption of, or substitution for, such Awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such Awards either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities or other consideration as the Board deems appropriate, the fair market value of which (as determined by the Board in its sole discretion) shall not materially differ from the Fair Market Value of the shares of Common Stock subject to such Awards immediately preceding the Acquisition. In addition to, in lieu of, or in combination with the foregoing, with respect to unexercised Options or other unexercised Awards, the Board may, on the same basis or on different bases as the Board shall specify, upon written notice to the affected Participants, provide that one or more such Options or Awards (or the vested portion thereof) must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such unexercised Options or unexercised Awards (or the vested portion thereof) shall terminate in their entirety, and/or provide that one or more unexercised Options or unexercised Awards (or the vested portion thereof), in whole or in part, shall be terminated in their entirety in exchange for a cash payment equal to the fair market value (as determined by the Board in its sole discretion) of the shares subject to such unexercised Options or unexercised Awards (or the vested portion thereof) minus the exercise price thereof, if applicable. Unless otherwise determined by the Board (on the same basis or on different bases as the Board shall specify), any repurchase rights, vesting provisions or other rights of the Company that relate to an Option or other Award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for an Option or other Award pursuant to this paragraph. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

(ii) Acquisition Defined. An “Acquisition” shall mean: (x) the sale of the Company by merger in which the stockholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); or (y) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction); or (z) any other change of control or acquisition of the business of the Company, as determined by the Committee.

f. Withholding. Each Participant shall pay to the Company, or make provisions satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. The Committee may allow Participants to satisfy such tax obligations in whole or in part by transferring shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant. The Committee may impose such restrictions in connection therewith as may be necessary to avoid any transaction that might give rise to liability under Section 16(b) of the Exchange Act.

g. Amendment of Awards. The Committee may amend, modify or terminate any outstanding Award under certain circumstances including, but not limited to, if the Committee determines that the provisions of the Plan or any Award are in contravention of any law or regulation of any governmental entity or self-regulatory organization with jurisdiction over the Company, or would have material adverse effects on the taxation of the Company or the Participant. In connection therewith, the Committee may substitute for any such Award another Award of the same or a different type, change the date of exercise or realization or effect any other modification or amendment, provided that the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

h. Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

i. Acceleration. The Committee may at any time provide that any Options shall become immediately exercisable in full or in part, that any Restricted Stock Awards shall be free of some or all restrictions, or that any other stock-based Awards may become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, despite the fact that the foregoing actions may cause the application of Sections 280G and 4999 of the Code if a change in ownership or control of the Company occurs. In the event of the acceleration of the exercisability of one or more outstanding Options, including pursuant to Section 7(e)(i), the Committee may provide, as a condition of full exercisability of any or all such Options, that the Common Stock or other substituted consideration, including cash, as to which exercisability has been accelerated shall be restricted and subject to forfeiture back to the Company at the option of the Company at the cost thereof upon termination of employment or other relationship, with the timing and other terms of the vesting of such restricted stock or other consideration being equivalent to the timing and other terms of the superseded exercise schedule of the related Option.

j. Settlement. The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property.

k. Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

l. Use for Settlement or Compensation. Awards may be made available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled.

8. Miscellaneous

a. Definitions.

(i) “Company,” shall include any other business venture in which the Company has a direct or indirect significant interest, as determined by the Board in its sole discretion.

(ii) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(iii) “Fair Market Value” of the Common Stock on any given date means the fair market value of the Common Stock determined in good faith by the Committee; provided, however, that if the Common Stock is admitted to quotation on the NASDAQ Capital Market or another national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

(iv) “Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

b. No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan.

c. No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

d. Effect on Other Benefit Plans. Unless specifically provided otherwise in an applicable Award, the amount of any compensation deemed to be received by a Participant as a result of the receipt or exercise of an Award will not constitute “earnings” with respect to which any other benefits of such Participant are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

e. Authorization of Sub-Plans. The Committee may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Committee shall establish such sub-plans by adopting supplements to this Plan containing (i) such limitations on the Committee’s discretion under the Plan as the Committee deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Committee shall deem necessary or desirable. All supplements adopted by the Committee shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement. Without limiting the generality of the foregoing, the Committee may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish sub-plans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

f. Effective Date and Term of Plan. The Plan shall become effective on the date on which it is approved by the Board of Directors of the Company (the “Effective Date”). No Awards shall be granted under the Plan after the completion of ten years from the Effective Date, but Awards previously granted may extend beyond that date.

g. Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any required stockholder approval under any applicable legal, regulatory or listing requirement.

h. Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of Delaware, without regard to any applicable conflicts of law.

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